UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 5, 2008

Quest Software, Inc.

(Exact name of registrant as specified in its charter)

California	000-26937	33-0231678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Polaris Way, Aliso Viejo, California	92656
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 754-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Executive Compensation Arrangements for 2008

On March 5, 2008, the Compensation Committee of the Board of Directors of Quest Software, Inc. (“Quest” or the “Company”) approved executive compensation arrangements for the Company’s executive officers for 2008. The compensation arrangements are designed to support Quest’s objectives to attract, retain and motivate executive talent, to achieve revenue growth and enhance profitability, and to maximize shareholder value in the highly competitive information technology software marketplace.

Base Salaries. Annual base salaries of the executive officers remain unchanged, as follows:

Vincent C. Smith, Chief Executive Officer	$1,000,000
Douglas F. Garn, President	$700,000
Scott A. Davidson, Senior Vice President and Chief Financial Officer	$375,000

Discretionary Target Cash Bonus Awards. The Compensation Committee also determined discretionary variable cash bonus targets for the executive officers, which are designed to provide incentives for the executives to perform to the best of their abilities and achieve certain operational, strategic and regional objectives and initiatives or complete certain projects. The executives will become entitled to earn some or all of their respective discretionary bonus targets, to be determined at the discretion of the Compensation Committee, including the opportunity to earn up to 125% of their target bonus amounts based on superior performance relative to designated objectives. The 2008 discretionary bonus targets for the executive officers are as follows:

Vincent C. Smith, Chief Executive Officer	$400,000
Douglas F. Garn, President	$200,000
Scott A. Davidson, Senior Vice President and Chief Financial Officer	$100,000

Executive Incentive Plan Awards.

The Compensation Committee also determined target cash bonus awards for 2008 under the Company’s Executive Incentive Plan (the “Plan”) that will be subject to satisfaction of performance objectives for new license bookings and pro forma operating margin for the 2008 calendar year. These target cash bonus awards for the executive officers are as follows:

Vincent C. Smith, Chief Executive Officer	$600,000
Douglas F. Garn, President	$300,000

The maximum cash award any executive officer may earn is 125% of his target cash bonus award, and the amount of the ultimate award will be reduced if actual achievement of the performance criteria is determined to be below the specified objectives. The Compensation Committee retains discretion to reduce or eliminate (but not increase) the cash bonus awards that would otherwise be payable under this Plan.

The Compensation Committee also determined to grant Messrs. Smith, Garn and Davidson restricted stock units as share right awards (the “Restricted Stock Units”) under the Plan and the Company’s 1999 Stock Incentive Plan, as amended (or, if adopted and approved by shareholders, a successor equity incentive plan), covering the maximum numbers of shares of the Company’s common stock set forth below as follows:

Vincent C. Smith, Chief Executive Officer	130,000
Douglas F. Garn, President	65,000
Scott Davidson, Senior Vice President and Chief Financial Officer	25,000

The Restricted Stock Units will initially vest upon the Compensation Committee’s certification of the Company’s achievement of the same performance objectives adopted under the Plan for the executive officer incentive cash bonus awards for 2008, and the Compensation committee’s certification of the Company’s actual performance measured against those objectives will determine the ultimate number of shares of the Company’s Common Stock deliverable under the Restricted Stock Units. The Restricted Stock Units for the number of shares then determined will vest in three equal increments, subject to continued employment with the Company, on March 1, 2009, 2010 and 2011; provided, however, that vesting of the Restricted Stock Units will be accelerated in the event of a Change of Control of the Company, according to the applicable provisions of the 1999 Plan. The executives will have the right to defer delivery of such shares subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

To the extent the Restricted Stock Units do not vest, they shall be forfeited. The Restricted Stock Unit grants will be contingent on execution of the Company’s form of restricted stock unit agreement and will be subject to the terms and conditions of the 1999 Plan and the Plan.

The cash bonus and Restricted Stock Unit awards under the Plan are intended to qualify as performance-based compensation under section 162(m) of the Internal Revenue Code of 1986, as amended, and are subject to shareholder approval of the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST SOFTWARE, INC.

Date:	March 11, 2008	By:	/s/ J. Michael Vaughn
J. Michael Vaughn
Vice President, General Counsel